October 5, 2005
Mail Stop 4561

By: U.S. mail and facsimile to (505) 275-9620

Mr. Norman R. Corzine
Chief Executive Officer and Chairman
Access Anytime Bancorp, Inc.
5210 Eubank, NE
Albuquerque, NM 87111

Re:	Access Anytime Bancorp, Inc.
      Form 10-KSB for Fiscal Year Ended December 31, 2004
	File No.  000-28894

Dear Mr. Corzine:

	We have completed our targeted review of your Form 10-K and related filings and have no further comments at this time.

					Sincerely,



		John P. Nolan
		Accounting Branch Chief